Instil Bio Reports First Quarter 2021 Financial Results and Provides Corporate Update

IPO in March 2021 raising $368M in gross proceeds

Received orphan drug designation from the U.S. FDA for lead product candidate ITIL-168

DALLAS, TX, May 13, 2021 (GLOBE NEWSWIRE) Instil Bio, Inc. (“Instil”) (NASDAQ: TIL), a clinical-stage biopharmaceutical company developing tumor infiltrating lymphocytes, or TIL, therapies for the treatment of patients with cancer, today reported its first quarter 2021 financial results and provided a corporate update.

“In March of 2021, Instil completed an initial public offering to support the development of our TIL therapies. We believe that our continued investment in cell manufacturing and process science will enable the development of our current and future product candidates, with a goal of providing broad patient access,” said Bronson Crouch, Chief Executive Officer of Instil. “We recently presented clinical data from our compassionate use program at the AACR conference and received orphan drug designation from the U.S. Food and Drug Administration for ITIL-168 in melanoma. We continue to advance ITIL-168 towards a potentially registration-enabling Phase 2 clinical trial in advanced melanoma, which we expect to initiate in the second half of this year.”

First Quarter 2021 Highlights and Upcoming Anticipated Milestones

Corporate:

•Completed Initial Public Offering: On March 23, 2021, Instil closed its initial public offering of 18,400,000 shares of common stock, including the full exercise of the underwriters’ option to purchase an additional 2,400,000 shares of common stock at the public offering price of $20.00 per share. The gross proceeds of the offering were $368 million, before underwriting discounts and commissions and other offering expenses payable by Instil. The Company’s common stock now trades on the Nasdaq Global Select Market under the symbol “TIL.”

Clinical and Regulatory:

•Orphan Drug Designation for ITIL-168: On April 27, 2021 Instil received orphan drug designation from the U.S. Food and Drug Administration for the treatment of melanoma stages IIB to IV for its ITIL-168 TIL product candidate.

•American Association for Cancer Research (AACR) Virtual Annual Meeting: Presented late-breaking e-Poster on clinical data from a compassionate use program for the treatment of metastatic melanoma at the AACR virtual meeting April 10 – 15, 2021.

•Upcoming Phase 2 Clinical Trial: Instil expects to initiate a Phase 2 clinical trial of ITIL-168 for the treatment of advanced melanoma and begin enrolling patients in the second half of 2021.

Manufacturing:

•Facility Readiness for Clinical Trials: Manufacturing facilities in the United Kingdom are functional and ready to support clinical manufacturing for the upcoming ITIL-168 clinical trial, with additional capacity expected to come online later this year. Instil also expects U.S. clinical manufacturing to be online in the first half of 2022.

First Quarter 2021 Financial and Operating Results:
As of March 31, 2021, cash and cash equivalents totaled $609.6 million, compared to $241.7 million as of December 31, 2020. The Company expects that its cash and cash equivalents as of March 31, 2021 will enable it to fund its operating plan into 2023.

Research and development expenses for the three months ended March 31, 2021 were $14.4 million, compared to $2.0 million for the same period in 2020.

General and administrative expenses for the three months ended March 31, 2021 were $9.0 million, compared to $1.9 million for the same period in 2020.

INSTIL BIO, INC.
SELECTED FINANCIAL DATA
(Unaudited; in thousands, except share and per share amounts)

Statements of Operations

	Three Months Ended March 31,
	2021	2020
Revenue	$—	$44
Operating expenses:
Research and development	14,424	2,007
General and administrative	8,979	1,900
Total operating expenses	23,403	3,907
Loss from operations	(23,403)	(3,863)
Interest and other income (expense), net	71	(226)
Loss before income tax expense	$(23,332)	$(4,089)
Income tax benefit	204	—
Net loss	$(23,128)	$(4,089)
Net loss per share, basic and diluted	$(0.66)	$(0.31)
Weighted-average shares used in computing net loss per share, basic and diluted	34,976,652	12,997,353

Selected Balance Sheet Data

	March 31, 2021	December 31, 2020
Cash and cash equivalents	$609,639	$241,714
Total assets	696,142	319,012
Total liabilities	30,989	26,645
Total stockholders’ equity (deficit)	665,153	(39,599)

About Instil Bio

Instil Bio, Inc. (Nasdaq: TIL) is a clinical-stage biopharmaceutical company focused on developing tumor infiltrating lymphocyte, or TIL, therapies for the treatment of patients with cancer. The Company has assembled an accomplished management team with a successful track record in the development, manufacture, and commercialization of cell therapies. Using the company’s proprietary, optimized, and scalable manufacturing processes at its in-house manufacturing facilities, Instil is advancing its lead TIL product candidate, ITIL-168, for the treatment of advanced melanoma and other solid tumors as well as ITIL-306, a next-generation, genetically engineered TIL therapy for multiple solid tumors. For more information visit www.instilbio.com and LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “believes,” “expects,” “intends,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. Forward-looking statements include statements concerning or implying the potential of our product candidates to positively impact quality of life and alter the course of disease in the patients we seek to treat, our research, development and regulatory plans for our product candidates, the potential for these product candidates to receive regulatory approval from the FDA or equivalent foreign regulatory agencies, whether, if approved, these product candidates will be successfully distributed and marketed, and the potential benefits of orphan drug designation to ITIL-168. Forward-looking statements are based on management’s current expectations and are subject to various risks and uncertainties that could cause actual results to differ materially and adversely from those expressed or implied by such forward-looking statements. Accordingly, these forward-looking statements do not constitute guarantees of future performance, and you are cautioned not to place undue reliance on these forward-looking statements. Risks regarding our business are described in detail in our Securities and Exchange Commission (“SEC”) filings, including in our prospectus dated March 18, 2021, as filed with the SEC on March 22, 2021, pursuant to Rule 424(b) under the Securities Act of 1933, as amended, which is available on the SEC’s website at www.sec.gov. Additional information will be made available in other filings that we make from time to time with the SEC. Such risks may be amplified by the impacts of the COVID-19 pandemic. These forward-looking statements speak only as of the date hereof, and we disclaim any obligation to update these statements except as may be required by law.

Contacts:

Investor Relations Contact:
Brendan Payne
Stern Investor Relations
1-972-499-3350
investor.relations@instilbio.com
www.instilbio.com

Media Contact:
1-833-446-7845 Ext. 1009
mediarelations@instilbio.com
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